Exhibit 21.1

Subsidiaries of SmartRent, Inc.

Subsidiary	Jurisdiction of Incorporation
SmartRent Technologies, Inc.	Delaware
Alloy Home, LLC	Delaware
Zipato Ltd.	United Kingdom
TRI PLUS GRUPA d.o.o	Croatia